Exhibit 99.1

Sono-Tek Announces Preliminary Revenue for Fiscal 2020 of $15.4 Million, 32% Year-over-Year Increase and Provides First Quarter 2021 Revenue Guidance

Preliminary Net Income Is Expected to Reach ~$1.0 Million, a 5-Fold Increase

MILTON, N.Y., March 24, 2020 - Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced preliminary financial results for the fiscal year ended February 29, 2020.

Preliminary sales for the twelve months ended February 29, 2020 were approximately $15.4 million, compared to sales of $11.6 million for the previous fiscal year, an increase of approximately $3.8 million or 32%. The Company’s preliminary net income is expected to reach approximately $1.0 million for the 2020 fiscal year compared to $0.16 million reported for the fiscal year ended February 28, 2019, a five-fold increase.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented, “During fiscal year 2020 Sono-Tek reported positive year-over-year gains in all quarters, with very strong sales in the fourth quarter as well. The large sales increases were due to the growth of both our specialty glass coating equipment used in portable electronics and the addition of OMNIbot, our new robotic coating equipment product line. We finished the year with the shipment of our largest order to date, valued at $1.6 million, which was shipped to the European market for the semiconductor industry. We anticipate ongoing strength in these areas.”

“We also continue to see a widening of opportunity in other areas, such as in advanced energy applications for Fuel Cells as well as high precision and challenging semiconductor coating applications and rapid blood identification diagnostic device coatings. As well, our focused expansion into new markets for EMI shielding and Clear Laser Welding for medical devices are both showing excellent progress. Internally, we continued to strengthen our front-end talent with additions of both technical and sales related personnel, greatly increased the scope of our digital factory operations, and invested our significant excess cash into money market and treasury bonds for future stability and growth needs. In addition, Sono-Tek was recognized by OTC Markets as one of the Top 50 performers on their trading platform last year. Overall it has been a very rewarding year and we are extremely pleased with the ongoing strength of our business,” concluded Dr. Coccio.

Assuming no customer shipment delays due to COVID-19 impact, of which there can be no assurance, and based on current backlog, shipments, and proposal activity, Sono-Tek expects to report a strong first quarter, ending May 31, 2020, with revenue growth of approximately 30% over the revenue reported in the first quarter of last fiscal year. With the advent of the COVID-19 virus, Sono-Tek will defer revenue expectations for FY2021 until a later date when the impact on the global economies is better known. Looking ahead, management believes Sono-Tek’s long-term growth trajectory will continue, even with the unknown impact of COVID-19 on FY2021, as the Company continues to implement its business plans to strategically expand addressable markets through the continuous introduction of targeted new products.

The Company’s final financial results will be announced upon completion of the annual year end audit, which is expected by mid-May 2020.

The Company will be presenting at the 2020 Virtual Spring Investor Summit on March 25, 2020 at 10:05am EST. The Company’s webcast can be accessed at the following link: https://www.webcaster4.com/Webcast/Page/2038/33534. In addition, the webcast may be accessed on the Company’s website at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products, including probable negative effects on operations from the COVID-19 pandemic; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the specialty glass and portable electronics markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 762-4518

sprince@pcgadvisory.com